Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-208533-02

$1.3bn Mercedes-Benz Auto Lease Trust 2016-A (MBALT 2016-A)
Joint Leads: MUFG (Structuring), Barclays, Lloyds
Co-Managers: Credit Ag, Commerzbank

CLS	AMT($MM)	WAL(YR)	E.RAT(M/F)	WIN	E.FIN	L.FIN	PXD	Yield	COUP	PRICE

==================================================================================================================================================================================

A1	$280	0.34	P-1/F1+	1-8	11/16	3/17	0.65%	0.65%	0.65%	100.00000%
A2A	$429	1.06	Aaa/AAA	8-19	10/17	7/18	55bps	1.352%	1.34%	99.99141%
A2B	$184	1.06	Aaa/AAA	8-19	10/17	7/18	56bps	1ML+56bps		100.00000%
A3	$325	1.81	Aaa/AAA	19-25	4/18	3/19	63bps	1.533%	1.52%	99.98548%
A4	$79.93	2.16	Aaa/AAA	25-27	6/18	11/21	76bps	1.698%	1.69%	99.99571%

==================================================================================================================================================================================

Deal Summary:
* EXP SETTLE: March 16th
* FIRST PAY DATE: April 15, 2016
* REGISTRATION: SEC Registered/Public	* ERISA Eligible: Yes
* MIN DENOMINATION: $1k x $1k	* BLOOMBERG TICKER: MBALT 2016-A
* BILL & DELIVER: MUFG

Available Information:
* Preliminary Prospectus and FWP (Attached)
* Intex CDI File (Attached)
* Intexnet Dealname: mitmbalt_2016-a	Password: KBJY
* Deal Roadshow: www.dealroadshow.com	Entry Code: MBALT16A

CUSIP / ISIN:
* A1: 58768F AA4 / US58768FAA49
* A2A: 58768F AB2 / US58768FAB22
* A2B: 58768F AC0 / US58768FAC05
* A3: 58768F AD8 / US58768FAD87
* A4: 58768F AE6 / US58768FAE60

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM MITSUBISHI UFJ SECURITIES (USA), INC. BY CALLING 1-877-649-6848.